Exhibit 99.1

JOSEPH W. SAUNDERS STEPS DOWN FROM NEWSTAR

FINANCIAL’S BOARD OF DIRECTORS

Boston, MA—October 10, 2007—NewStar Financial, Inc. (NASDAQ:NEWS), a Boston-based specialty finance company, announced today that Joseph W. Saunders has stepped down from the Company’s Board of Directors due to the increasing demands of his role as Chairman and CEO of Visa Inc. Saunders was named Chairman and CEO of Visa Inc. earlier this year.

“On behalf of NewStar and the Board of Directors, I would like to thank Joe for his service to the company and the valuable guidance he provided to me and the board during an important period in the company’s development,” said Tim Conway, Chairman and CEO of NewStar Financial.

Saunders joined NewStar’s Board of Directors in December of 2006, following the company’s initial public offering and served as chairman of the Compensation Committee. NewStar Financial has begun a formal search for a new independent director to replace Mr. Saunders. Current director Frank R. Noonan will serve as the interim chair of the Compensation Committee until a replacement for Mr. Saunders is identified.

About NewStar Financial, Inc.:

NewStar Financial is a specialized commercial finance company focused principally on meeting the complex financing needs of customers in the middle market through our corporate, commercial real estate, and structured products groups. Our senior banking teams call directly on customers to provide advice and finance a range of strategic transactions that may require some combination of senior secured, second lien and mezzanine financing. NewStar typically works with customers with financing needs of up to $150 million and cash flow as low as $5 million. We target ‘hold’ positions of up to $35 million, but may also underwrite or arrange transactions up to $100 million for syndications to other lenders.

We are headquartered in Boston MA, with regional offices in Darien CT, Chicago IL, San Francisco CA, San Diego CA, and Charleston SC. In December of 2006, NewStar completed an Initial Public Offering. The Company’s shares trade on the NASDAQ under the ticker symbol, NEWS. Please visit our website at www.newstarfin.com for more detailed transaction and contact information.

Corporate Inquiries:	Press-Related Inquiries:

NewStar Financial Anne G. Bork (617) 848-4318	Gaffney Bennett Public Relations Annie Donnelly (860) 416-1365